TRADING ADVISOR AGREEMENT

         THIS AGREEMENT is made as of the 1st day of April, 1991 between The Willowbridge Fund L.P., a Delaware limited partnership (the
"Partnership"), and Willowbridge Associates Inc. (with respect to the Vulcan, Argo and Rex trading systems), a Delaware corporation (the "Trading Advisor").

                              W I T N E S S E T H:

         WHEREAS, the Partnership has been organized, with Robert L. Lerner serving as the general partner, to engage in trading any commodity futures contracts and options on commodities or commodity futures contracts (collectively, "futures contracts"), and the limited partnership agreement of the Partnership acknowledges that Mr. Lerner may and intends to contract with trading advisors who will make the actual trading decisions for the Partnership;

         WHEREAS, the Trading Advisor's business is making trading decisions on behalf of investors in the purchase and sale of futures contracts; and

         WHEREAS, Mr. Lerner and the Trading Advisor each desire the Trading Advisor to make investment decisions for the Partnership on the terms and conditions set forth in this Agreement:

         NOW, THEREFORE, the parties agree as follows:

         1. Duties of the Trading Advisor. (a) Mr. Lerner will use multiple trading approaches operated by the Trading Advisor in connection with the management of the Partnership's assets. Initially, Mr. Lerner intends to use three of the Trading Advisor's approaches: Vulcan, Argo and Rex. A separate account(s) will be maintained for each trading approach at the Partnership's commodity broker(s). The aggregate amount originally allocated to the Trading Advisor, together with cumulative profits thereon as a result of futures trading, including any interest income earned thereon, less any allocated fees and expenses and adjusted for additions and withdrawals, shall be the "Trading Advisor's Allocated Assets." Management and performance fees paid or accrued, commissions charged, extraordinary expenses, and any other specific liabilities attributable to the account(s) shall be chargeable to such account(s). After consultation with the Trading Advisor, Mr. Lerner may reallocate or withdraw at any time all or a portion of the Partnership's assets being directed by a particular trading approach of the Trading Advisor and may allocate additional assets of the Partnership to any of the trading approaches or to a new approach of the Trading Advisor.

                  (b) The Trading Advisor shall determine the investment and reinvestment of the Trading Advisor's Allocated Assets on the terms and conditions set forth in this Agreement and in accordance with the Trading Policies set forth in the current Offering Memorandum for the Partnership and the Trading Advisor's trading approach (which term, for purposes of this Agreement, shall include trading instructions, methods and systems),


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as described in the latest disclosure document filed by the Trading Advisor with the Commodity Futures Trading Commission ("CFTC"). The Trading Advisor shall have sole discretion and use its best efforts in determining independently the investment and reinvestment of the Trading Advisor's Allocated Assets pursuant to the trading approach as so described, except that Mr. Lerner may overrule the instructions of the Trading Advisor (i) to the extent necessary to comply with speculative position limits, (ii) to the extent that Mr. Lerner believes doing so is necessary or advisable for the protection of the Partnership, or (iii) to the extent otherwise described herein.

                  (c) The Trading Advisor may, in its discretion, alter its trading approach in investing and reinvesting the Trading Advisor's Allocated Assets, provided that the Trading Advisor determines that such alteration is in the best interests of the Partnership. The Trading Advisor will give prompt notice in writing to Mr. Lerner of any change (i) in such trading approach which the Trading Advisor considers to be material, and
(ii) in the management or ownership of the Trading Advisor.

                  (d) Neither the Trading Advisor, nor any employee or officer of the Trading Advisor or any person who controls the Trading Advisor shall be liable to Mr. Lerner, the Partnership, or any other firm, person or organization under this Agreement except as set forth in Section 9 hereof; it being understood that trading profits recognized or losses incurred on behalf of the Partnership shall be for the account of the Partnership and the Trading Advisor shall not incur any liability for such profits or losses provided the Trading Advisor would not otherwise be liable to the Partnership under the terms hereof.

                  (e) The Partnership or Mr. Lerner will instruct the Partnership's commodity broker(s) to furnish copies of all trade confirmations and monthly trading reports to the Trading Advisor. On a daily basis after the close of trading, the Trading Advisor shall check out with the Partnership's broker(s). The Trading Advisor will maintain a record of all purchase and sale statements furnished to it by the Partnership's commodity broker for the Partnership's account with respect to the Trading thereto. The Trading Advisor agrees to notify Mr. Lerner immediately of any employees with respect to a trade on behalf of the Partnership and to notify Mr. Lerner promptly of any order or trade for the Partnership which the Trading Advisor believes was not executed in accordance with the Trading Advisor's instructions to any commodity broker(s).

         2. Requests for Information. The Trading Advisor agrees to provide Mr. Lerner with any information concerning the Trading Advisor that Mr. Lerner may reasonably request including, but not limited to, information regarding any change in control, personnel, trading approach and financial condition which Mr. Lerner reasonably deems to be material to the Partnership and shall notify Mr. Lerner of any such matters the Trading Advisor believes are material to the Partnership. Nothing in this Agreement shall require the Trading Advisor to disclose the proprietary details of any trading system used to manage the Trading Advisor's Allocated Assets. Further, the Trading Advisor agrees to cooperate with Mr. Lerner in connection with his obligations to the Partnership.



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         3. Disclosure Documents. During the term of this Agreement, the
Trading Advisor shall promptly furnish Mr. Lerner with a copy of each disclosure document of the Trading Advisor filed with the CFTC and the National Futures Association ("NFA"). Mr. Lerner hereby acknowledges receipt of the latest filed disclosure document of the Trading Advisor.

         4. Inspection Rights. The Trading Advisor hereby agrees to permit Mr. Lerner, upon prior written notice setting forth both the scope and purpose of any such inspection, to inspect and examine, subject to receipt of adequate assurances of confidentiality, the books and records of the Trading Advisor upon reasonable notice and during normal business hours, to the extent reasonably required by Mr. Lerner in connection with his obligations under the limited partnership agreement of the Partnership; provided, however, that the Trading Advisor may withhold the name of its clients.

         5. Trading Advisor Independent. The Trading Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Partnership or Mr. Lerner in any way or otherwise be deemed an agent of the Partnership or Mr. Lerner. It is acknowledged and agreed that the Trading Advisor is neither a partner of nor a joint venturer with any other trading advisors which may be selected by Mr. Lerner.

         6. Commodity Broker. All trades for the account of the Partnership shall be made through such commodity broker(s) as Mr. Lerner shall direct. Initially, Mr. Lerner has selected Refco, Inc. as the Partnership's commodity broker. In placing trades for the account of the Partnership, the Trading Advisor agrees that it shall use its standard procedures for allocating orders among the Trading Advisor's various accounts and not knowingly favor any other such account over that of the Partnership.

         7. Fees. (a) For the performance of its services under this Agreement, the Partnership will pay the Trading Advisor a quarterly management fee based upon the Trading Advisor's Allocated Assets at the end of each calendar quarter during the term hereof, without regard to whether the Partnership is profitable with respect to the Trading Advisor's Allocated Assets, and an annual performance fee payable at the end of each calendar year during the term hereof. The quarterly management fee will be an amount equal to one-quarter of one percent (.25%) of the sum of (i) the Trading Advisor's Allocated Assets as of the start of each quarter, and
(ii) the cumulative profits (as defined below) from the trading of futures contracts at the end of such quarter, less any paid performance fees. The Trading Advisor's Allocated Assets shall be determined in accordance with the definition set forth in Section 1 above. The performance fee payable by the Partnership to the Trading Advisor is twenty-five percent (25%) of the amount by which cumulative profits (as defined below) from the Trading Advisor's Allocated Assets exceed the highest level of cumulative profits prior to that year. Profits are the performance results from the trading of futures contracts, net of the management fees, all brokerage costs and other direct expenses; profits will include all gains and losses, both realized and unrealized. It is agreed that the first performance fee payable by the Partnership to the Trading Advisor shall not be due until the Net Asset Value per Unit of the Partnership (as defined in the Limited

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Partnership Agreement) exceeds $1,191.48 at year-end. It is further agreed and understood that the performance fee to be paid by the Partnership to the Trading Advisor will be based upon the cumulative performance of each trading approach used by the Trading Advisor in trading the Allocated Assets.

                  (b) If trading by the Trading Advisor on behalf of the Partnership commences in mid-quarter or mid-year the Trading Advisor's Allocated Assets as of the date the Trading Advisor commenced trading on behalf of the Partnership will be used for purposes of calculating the fees payable hereunder. If this Agreement is terminated (i) on a date other than the end of a quarter, the quarterly management fee described above shall be determined as if such date were the end of a quarter (but the applicable fee shall be prorated based on the ratio of the number of trading days in the quarter through the date of termination to the total number of trading days in the quarter) or (ii ) on a date other than the end of a year, the performance fee described above shall be determined as if such date were the end of a year. The quarterly management fee payable to the Trading Advisor for the quarter in which the Trading Advisor commences trading shall be prorated based on the ratio of the number of trading days in the quarter from the day trading commences to the total number of trading days in the quarter. The quarterly management fee and the annual performance fee shall be paid to the Trading Advisor within ten days after completion of the Partnership's monthly account statement.

         8. Term. (a) Unless terminated earlier by Mr. Lerner as provided herein, the term of this Agreement shall run from the date hereof until March 31, 1992 (the "Initial Term") and is automatically renewable thereafter for one year periods unless either the Trading Advisor or Mr. Lerner terminates the Agreement at the end of the Initial Term or at the end of any one year renewal period thereafter by giving thirty days' prior written notice to the other party. In addition, Mr. Lerner shall have the right to terminate this Agreement immediately at any time upon written notice to the Trading Advisor if: (i) Mr. Lerner no longer serves as the general partner of the Partnership; (ii) Michael Y. Gan does not continue to be actively engaged in the operations and affairs of the Trading Advisor or otherwise direct the trading by the Trading Advisor; (iii) the Trading Advisor mergers, consolidates with, or sells its advisory business or a substantial portion of its assets or its goodwill to any individual or entity, or becomes bankrupt or insolvent; (iv) the registration of the Trading Advisor as a commodity trading advisor with the CFTC or its membership in the NFA is suspended or terminated; or (v) the Trading Advisor materially violates the Trading Policies of the Partnership set forth in the Offering Memorandum of the Partnership.

                  (b) Further, the Trading Advisor shall have the right to terminate this Agreement immediately at any time upon written notice to Mr. Lerner if (i) a new general partner is elected; (ii) additional trading advisors are retained for the Partnership; or (iii) there is a material change in the Partnership's trading policies.

         9. Standard of Liability. Neither the Trading Advisor nor any of its employees, principals, shareholders, affiliates or any person who controls the Trading Advisor shall be liable to Mr. Lerner or the Partnership under this Agreement except by reason of acts or omissions

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which constitute misconduct or negligence or which result from not having acted in good faith in the reasonable belief that such actions or having acted in good faith in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of Mr. Lerner or the Partnership or any acts in contravention of this Agreement; it being understood that, without limiting the Trading Advisor's liability hereunder, futures and options transactions made by the Trading Advisor on behalf of the Partnership shall be for the account and risk of the Partnership.

         10. The General Partner's Indemnification of the Trading Advisor. The General Partner agrees to indemnify, defend and hold harmless the Trading Advisor and its officers, directors, shareholders, principals, and employees from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and any amounts paid in settlement; provided, that the General Partner shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to, based upon or arising out of, (x) this Agreement or the advisory services performed or to be performed by the Trading Advisor for the account of the Partnership, or solely from the fact that the Trading Advisor is or was a trading advisor to the Partnership or (y) the offering, issuance or sale of units in the Partnership, including any untrue statement or alleged untrue settlement of a material fact contained in the Offering Memorandum, or the omission or alleged omission therefrom or a material fact necessary in order to make the statements therein not misleading, except that the General Partner shall not indemnify and hold harmless the Trading, or its officers, directors, employees, principals or shareholders for any loss, claim, damage, judgment, liability, cost or expense relating to, based upon, or arising out of (i) an act or omission by the Trading Advisor or its officers, directors, principals, shareholders or employees constituting negligence or misconduct or an action or omission taken otherwise than in good faith and in a manner reasonably relieved to be in, or not opposed to, the best interests of the Partnership, or (ii) a material breach of a warranty, representation or agreement on the part of the Trading Advisor or its officers or directors contained in this Agreement, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the section of the Offering Memorandum describing the Trading Advisor or its principals, officers, directors, operations, trading approaches, methods of trading or performance, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, not misleading. Any indemnification required by this Section 10, unless ordered by a court or agreed to by the General Partner, shall be made by the General Partner only upon a determination by independent legal counsel reasonably acceptable to the General Partner and the indemnified party in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 10; provided that if the indemnified party shall have prevailed on the merits in the defense of any demand, claim, lawsuit, action or proceeding subject to indemnification hereunder, indemnification shall be payable hereunder irrespective of the receipt of any such legal opinion. The foregoing agreement of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

         11. Trading Advisor's Indemnification of the General Partner and the Partnership. The Trading Advisor agrees to indemnify, defend and hold harmless the Partnership and the

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General Partner and his affiliates from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and any amounts paid in settlement; provided, that the Trading Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to, based upon or arising out of, (x) this Agreement or the advisory services performed or to be performed by the Trading Advisor for the account of the Partnership, or the services provided by or obligations of the General Partner hereunder, or solely from the fact that the General Partner is or was the General Partner of the Partnership or (y) the offering, issuance or sale of units in the Partnership, including any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, or the omission or alleged omission therefrom or a material fact necessary in order to make the statements therein not misleading, provided that the losses, claims, damages, liabilities, judgments, costs or expenses related to, were based upon or arose out of
(i) an act or omission by the Trading Advisor or its officers, directors, principals, shareholders or employees constituting negligence or misconduct or an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Partnership, or (ii) a material breach of a warranty, representation or agreement on the part of the Trading Advisor or its officers or directors contained in this Agreement, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the section of the Offering Memorandum describing the Trading Advisor or its principals, officers, directors, operations, trading approaches, methods of trading or performance, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, not misleading. Any indemnification required by this Section 11, unless ordered by a court or agreed to by the Trading Advisor, shall be made by the Trading Advisor only upon a determination by independent legal counsel reasonably acceptable to the Trading Advisor and the indemnified party in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 11; provided that if the indemnified party shall have prevailed on the merits in the defense of any demand, claim, lawsuit, action or proceeding subject to indemnification hereunder, indemnification shall by payable hereunder irrespective of the receipt of any such legal opinion. The foregoing agreement of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

         12. Right to Advise Others. (a) The Trading Advisor's business is, among other things, advising persons as to the purchase and sale of futures contracts, and it may or will be advising other persons and trading for their accounts during the same periods that it is managing the Partnership's account. During the term of this Agreement, the Trading Advisor also may trade for its own account and accounts of its officers, directors, employees, and their families. Under no circumstances will the Trading Advisor knowingly or deliberately favor any account advised or managed by it over the account of the Partnership in any way or manner, except as described below with respect to position limits. The Trading Advisor agrees to treat the Partnership in a fiduciary capacity. Subject to that standard, the Trading Advisor will be free to manage accounts for other investors, itself, its officers, directors and employees and their families, and will be free to trade on the basis of methods similar or identical to those employed

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by the Trading Advisor on behalf of the Partnership, or methods which are entirely independent of such methods, including but not limited to trading in a manner the Trading Advisor determines, in its sole judgment, to be inappropriate for the Partnership at any particular time, and shall be free to compete for the same futures contracts or other commodity interests as the Partnership or take positions opposite to the Partnership, where such actions do not knowingly or deliberately prefer any client (including accounts managed for itself, its officers, directors and employees and their families) to the Partnership, except as described below with respect to position limits.

                  (b) Notwithstanding the provisions of Section 12(a), so long as the Trading Advisor is performing services for the Partnership, it agrees that it will not accept additional capital for management in the commodities markets if doing so would have a reasonable likelihood of resulting in the Trading Advisor having to modify substantially its trading approach, because of position limits or other factors, being used by the Trading Advisor for the Partnership in a manner which might reasonably be expected to be to the detriment of the Partnership (it being understood that this paragraph shall not prohibit the acceptance of additional capital which acceptance requires only routine adjustments to trading patterns in order to comply with position limits). The Trading Advisor agrees to provide Mr. Lerner on or before the last business day of each month the performance information of all funds placed under the Trading Advisor's management (singly or with others) during the immediately preceding calendar month in such form as Mr. Lerner may reasonably request. The Trading Advisor further agrees to discuss its trading approaches, methods, systems, and performance with Mr. Lerner upon request.

                  (c) In addition to the inspection rights set forth in
Section 4 hereof, upon reasonable notice to the Trading Advisor, Mr. Lerner may inspect on a confidential basis all records of the Trading Advisor related to the trading of futures contracts for the purpose of confirming that the Partnership has been treated equitably with regard to trading during the term of this Agreement by the Trading Advisor. It is understood and agreed that, in its discretion, the Trading Advisor may withhold from such inspection the name of the client for whom an account is maintained and that the information disclosed to Mt. Lucas will be accorded confidential treatment by Mr. Lerner, subject to its fiduciary obligations and applicable law.

         13. Representations and Warranties of the Trading Advisor. The Trading Advisor represents and warrants to the Partnership as follows:

                  (a) The Trading Advisor is duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate power and authority to perform its obligations under this Agreement.

                  (b) This Agreement has been duly authorized, executed and delivered by the Trading Advisor and constitutes a valid and legally binding obligation of the Trading Advisor enforceable in accordance with its terms.


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                  (c) The Trading Advisor is a member in good standing of
the NFA and has all required governmental and regulatory licenses to perform its obligations under this Agreement and the Trading Advisor is in compliance with all applicable rules and regulations of the CFTC and the NFA to the extent material to the conduct of its business; and the performance by the Trading Advisor of its obligations under this Agreement will not violate, or constitute a default under, the articles of incorporation or by-laws of, or any agreement, order, law or regulation binding upon, the Trading Advisor.

         14. Representations and Warranties of the Partnership. The Partnership represents and warrants to the Trading Advisor as follows:

                  (a) The Partnership is duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate power and authority to perform its obligations under this Agreement.

                  (b) This Agreement has been duly authorized, executed and delivered by the Partnership and constitutes a valid and legally binding obligation of the Partnership enforceable in accordance with its terms.

                  (c) Mr. Lerner is a member in good standing of the NFA and has all required governmental and regulatory licenses to perform its obligations under this Agreement. The Partnership is in compliance with all applicable rules and regulations of the Securities and Exchange Commission, the CFTC, and the NFA to the extent material to the conduct of its business.

                  (d) Mr. Lerner, as general partner of the Partnership, has the authority to retain the Trading Advisor to trade futures contracts for the account of the Partnership. The Partnership's partners have represented that they understand and are willing to assume the risks of futures trading, and that their objectives are to achieve the greatest amount of net profits for its account over the long term.

         15. Covenants of the Trading Advisor. During the term of this Agreement the Trading Advisor agrees as follows:

                  (a) The Trading Advisor covenants that under no circumstances will it or any of its principals or affiliates knowingly or deliberately favor any account managed or controlled (in whole or in part) by it or any of its principals or affiliates over the Partnership; provided, however, that except as otherwise provided herein this covenant shall not prevent the Trading Advisor from using a different trading approach in the trading of solely proprietary or experimental, as opposed to customer, accounts or using such an approach as otherwise disclosed to Mr. Lerner, or from charging different fees to different accounts. The Trading Advisor will provide such information with respect to any other accounts of the Trading Advisor or any of its principals or affiliates as Mr. Lerner may reasonably request. The Trading Advisor shall provide Mr. Lerner, upon request, with an explanation of the differences, if any, in


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performance between the Partnership and any other account for which the
Trading Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part).

                  (b) The Trading Advisor shall maintain all registrations and memberships necessary for the Trading Advisor to furnish services to the Partnership hereunder and shall at all times comply in all material respects with all applicable laws, to the extent that the failure to so comply would adversely affect the Trading Advisor's ability to perform services for the Partnership as contemplated hereby.

                  (c) The Trading Advisor acknowledges and agrees that its obligations to the Partnership hereunder are independent of any obligations of the Partnership and that no dispute, non-payment or default by the Partnership under any arrangements with the Trading Advisor shall in any respect diminish the Trading Advisor's obligations to the Partnership hereunder.

         16. Covenant of Mr. Lerner. Mr. Lerner shall maintain all registrations and memberships necessary for him to furnish services to the Partnership hereunder and at all times comply in all material respects with all applicable laws, to the extent that the failure to do so would adversely affect his ability to perform services for the Partnership as contemplated hereby.

         17. Complete Agreement. This Agreement supercedes any prior agreements between the parties and constitutes the entire agreement between the parties, and no other agreement, verbal or otherwise, shall be binding as between the parties hereto unless in writing and signed by the party against whom enforcement is sought.

         18. Assignment. This Agreement may not be assigned by either party without the express written consent of the other party.

         19. Amendment. This Agreement may not be amended except by the written consent of the parties.

         20. Notices. All notices required to be delivered under this Agreement shall be delivered personally or by registered or certified mail, postage prepaid, return receipt requested, as follows:

                  if to the Partnership or Mr. Lerner:

                           The Willowbridge Fund L.P.
                           c/o Robert L. Lerner, General Partner
                           100 Palmer Square
                           P.O. Box 190
                           Princeton, New Jersey  08542



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                  if to the Trading Advisor:

                           Willowbridge Associates Inc.
                           101 Morgan Lane, Suite 300
                           Plainsboro, New Jersey 08536

                           Attention:       Michael Y. Gan

         21. Headings. Headings to sections herein are for the convenience of the parties only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         22. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.

         23. Governing Law, This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the date first above written.


Willowbridge Associates Inc.                         The Willowbridge Fund L.P.


By_________________________                          By________________________
  President                                            General Partner

  /s/ Michael Y. Gan                                   /s/ Robert L. Lerner
  -------------------------                            ------------------------

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